Exhibit 99.1

KFORCE REPORTS SECOND QUARTER 2022 REVENUES OF $436.5 MILLION
TECHNOLOGY REVENUES GREW APPROXIMATELY 24% YEAR-OVER-YEAR
AND 50% OVER THE SECOND QUARTER OF 2020
EARNINGS PER SHARE OF $1.30

TAMPA, FL, August 1, 2022 — Kforce Inc. (Nasdaq: KFRC), a solutions firm that specializes in technology and other professional staffing services, today announced results for the second quarter of 2022.
Quarterly Financial Highlights
•Revenue for the quarter ended June 30, 2022 was $436.5 million and increased 8.2% year-over-year. Excluding the impact of the planned run-off in the COVID-19 project-related business, overall revenue would have improved 18.3% year-over-year.
•Technology revenue increased 23.8% year-over-year.
•FA revenue decreased 44.1% year-over-year as a result of the planned reductions in our COVID-19 project- related business and repositioning efforts.
•Gross profit margins increased 50 basis points and Flex gross profit margins decreased 10 basis points year-over-year, respectively.
•Operating margins decreased 40 basis points year-over-year primarily as a result of a gain recognized in the second quarter of 2021 due to the sale of our corporate headquarters. Excluding this gain, operating margins improved 10 basis points year-over-year.
•Net income for the quarter ended June 30, 2022 was $26.9 million, or $1.30 per share, versus $21.2 million, or $1.00 per share, in the quarter ended June 30, 2021. Earnings per share in the second quarter of 2022 benefited by $0.14 per share due to a gain recognized on the termination of our interest rate swap agreements.
•Returned $15.4 million in capital to our shareholders through $9.3 million in share repurchases and $6.1 million in dividends.
Management Commentary
Joseph J. Liberatore, President and Chief Executive Officer, said, “I am pleased with our solid overall performance in the second quarter, which was fueled again by significant sequential and year-over-year growth in our Technology business. The macro environment has become a bit cloudier over the last several months and concerns as to the pace of overall economic growth have dominated headlines. We believe that we are ideally positioned heading into this uncertain macro landscape, however it ultimately plays out. Our confidence is grounded in our strategic position with nearly 90% of our business concentrated in providing high-end technology talent solutions to a diversified set of world-class companies in attractive end markets, a debt-free balance sheet, and predictable cash flows that give us the flexibility to continue investing in our business. We believe our path forward is clear, and we intend to remain consistent with the principles under which we have been operating so successfully. There is simply no other market we would want to be focused in other than the domestic technology talent solutions space as it has, in our view, the greatest prospects for sustained growth. We have the right team in place to capture additional market share within what we believe will be a continued strong demand environment for our services."
Kye Mitchell, Chief Operations Officer, said, “Growth in our Technology business of approximately 7% sequentially and 24% year-over-year continues to be the key driver to our success. Our organic growth rate in Technology over the last two years of 50% demonstrates that we have continued to take market share. It is important to remember that our Technology business not only performed exceptionally well leading up to and throughout the pandemic in 2020 and

2021 but also during the 2008 - 2009 Great Recession. We believe this is unmistakable evidence that the secular demand drivers in the technology talent solutions space are more tightly correlated to our long-term success than fluctuations in the macro-economic environment.”
David M. Kelly, Chief Financial Officer, said, “We continue to be excited about our future prospects and believe we are well-situated in the short and long-term. We believe our financial performance has put us in an ideal position to continue to make incremental investments in our business, both in terms of technology and our people, that we believe will benefit our shareholders in the long term. During our Q4 2021 earnings release, we indicated that we expected that 2022 revenues would be at least $1.7 billion and that earnings per share would be at least $4.20. Should the demand environment remain strong and full-year trends remain stable with second-quarter levels, we would expect to meet or exceed those levels for the full year. Overall, we believe our strategy has put us in an exceptional place, even with the ongoing macro-economic uncertainties. We believe the strategic decision to focus our business on providing domestic technology talent solutions is paying huge dividends. Our shareholders continue to benefit from our strong performance and efficient capital allocation. In addition, Our Board of Directors approved a third quarter cash dividend of $0.30 per share to shareholders of record as of the close of business on September 16, 2022, which will be payable on September 30, 2022.”
Third Quarter 2022 - Guidance
Looking forward to the third quarter of 2022, there will be 64 billing days, which is the same as the second quarter of 2022 and the third quarter of 2021. Current estimates for the third quarter of 2022 are:
•Revenue of $430 million to $438 million
•Earnings per share of $1.03 to $1.11
•Gross profit margin of 29.4% to 29.6%
•Flex gross profit margin of 26.8% to 27.0%
•SG&A expense as a percent of revenue of 21.9% to 22.1%
•Operating margin of 7.0% to 7.4%
•WASO of 20.5 million
•Effective tax rate of 27.4%
Conference Call
On Monday, August 1, 2022, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (888) 550-5417 and the conference passcode is "Kforce". The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website in the Events & Presentations section.
The replay of the call can be accessed at http://investor.kforce.com from 8:00 p.m. E.T., August 1, 2022 until October 30, 2022.
About Kforce Inc.
Kforce Inc. is a solutions firm that specializes in technology and other professional staffing services. Each year, we provide meaningful opportunities for approximately 30,000 highly skilled professionals who work with approximately 3,000 clients, including a significant majority of the Fortune 500. At Kforce, our promise is to deliver Great Results Through Strategic Partnership and Knowledge Sharing®. For more information, please visit our website at http://www.kforce.com.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927
Cautionary Note Regarding Forward-Looking Statements
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, statements regarding the performance of technology-focused businesses, the strength in the secular drivers of demand in technology, the pace of digital transformation, the Firm’s opportunity to continue investing in its future growth, returning capital to its shareholders including the intent and ability to declare and pay quarterly dividends, and the Firm's guidance for the third quarter of 2022 and expectations for the full year of 2022. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions; growth rate in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand; a reduction in the supply of consultants and candidates or the Firm’s ability to attract and retain such individuals; the impact of our joint venture's inability to achieve its financial objectives or changes in valuation assumptions; the success of the Firm in attracting and retaining its management team and key operating employees; the impacts (direct and indirect) of COVID-19 on our business, our consultants and employees, and the overall economy; changes in the service mix; ability of the Firm to repurchase shares; the occurrence of unanticipated expenses; the effect of adverse weather conditions; changes in our effective tax rate; our ability to comply with government regulations, laws, orders, guidelines and policies that impact our business; risk of contract performance, delays or termination or the failure to obtain new assignments or contracts, or funding under contracts; ability to comply with our obligations in a remote work environment; changes in client demand and our ability to adapt to such changes; our ability to continue to perform under the government-sponsored COVID-19 related initiatives; continued performance of and improvements to our enterprise information systems; impacts of actual or potential litigation or other legal or regulatory matters or liabilities, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ending December 31, 2021, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan,” "in our view" and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Revenue	$436,516	$416,967	$403,614
Direct costs	305,444	293,081	284,683
Gross profit	131,072	123,886	118,931
Selling, general and administrative expenses	96,147	95,049	84,616
Depreciation and amortization	1,076	1,093	1,192
Income from operations	33,849	27,744	33,123
Other (income) expense, net	(2,672)	1,433	3,112
Income from operations, before income taxes	36,521	26,311	30,011
Income tax expense	9,605	7,130	8,823
Net income	$26,916	$19,181	$21,188

Earnings per share – diluted	$1.30	$0.93	$1.00

Weighted average shares outstanding – diluted	20,718	20,730	21,282
Adjusted EBITDA	$39,334	$33,274	$35,801

Billing days	64	64	64

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$29,974	$96,989
Trade receivables, net of allowances	285,355	265,322
Income tax refund receivable	372	3,010
Prepaid expenses and other current assets	10,592	6,790
Total current assets	326,293	372,111
Fixed assets, net	6,566	5,964
Other assets, net	82,687	92,629
Deferred tax assets, net	1,466	7,657
Goodwill	25,040	25,040
Total assets	$442,052	$503,401
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$94,616	$81,408
Accrued payroll costs	88,454	71,424
Current portion of operating lease liabilities	4,897	6,338
Income taxes payable	1,520	1,239
Other current liabilities	29	22
Total current liabilities	189,516	160,431
Long-term debt – credit facility	—	100,000
Other long-term liabilities	42,003	54,564
Total liabilities	231,519	314,995
Commitments and contingencies
Stockholders’ equity:
Common stock	730	730
Additional paid-in capital	497,927	488,036
Accumulated other comprehensive income	6	621
Retained earnings	475,890	442,596
Treasury stock, at cost	(764,020)	(743,577)
Total stockholders’ equity	210,533	188,406
Total liabilities and stockholders’ equity	$442,052	$503,401

Kforce Inc.
Key Statistics
(Unaudited)

	Q2 2022	Q1 2022	Q2 2021
Total Firm
Total Revenue (000’s)	$436,516	$416,967	$403,614
GP %	30.0%	29.7%	29.5%
Flex revenue (000’s)	$419,700	$401,866	$391,362
Hours (000's)	5,230	5,272	6,215
Flex GP %	27.2%	27.1%	27.3%
Direct Hire revenue (000’s)	$16,816	$15,101	$12,252
Placements	800	817	695
Average fee	$21,040	$18,479	$17,628
Billing days	64	64	64
Technology
Total Revenue (000’s)	$384,595	$359,905	$310,728
GP %	28.6%	28.5%	28.4%
Flex revenue (000’s)	$375,507	$351,716	$304,645
Hours (000’s)	4,292	4,122	3,766
Flex GP %	26.9%	26.8%	27.0%
Direct Hire revenue (000’s)	$9,088	$8,189	$6,083
Placements	369	388	297
Average fee	$24,654	$21,090	$20,517
Finance and Accounting
Total Revenue (000’s)	$51,921	$57,062	$92,886
GP %	40.7%	37.6%	33.0%
Flex revenue (000’s)	$44,193	$50,150	$86,717
Hours (000’s)	938	1,150	2,449
Flex GP %	30.4%	29.0%	28.3%
Direct Hire revenue (000’s)	$7,728	$6,912	$6,169
Placements	431	429	398
Average fee	$17,946	$16,116	$15,478

Kforce Inc.
Revenue Growth Rates
(Per Billing Day)
(Unaudited)

	Year-Over-Year Revenue Growth Rates
	(Per Billing Day)
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Billing Days	64	64	61	64	64
Technology	23.3%	26.0%	31.0%	28.9%	20.9%
FA	(49.0)%	(37.6)%	(28.9)%	(41.3)%	2.7%
Total Flex	7.2%	11.8%	16.6%	9.1%	16.3%

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)
In addition to our financial results presented in accordance with GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company views these non-GAAP financial measures as supplemental and they are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Free Cash Flow
“Free Cash Flow”, a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, making acquisitions, repurchasing common stock or paying dividends. Free Cash Flow is limited, however, because it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to (but not a replacement of) our Consolidated Statements of Cash Flows.

	Six Months Ended June 30,
	2022	2021
Net cash provided by operating activities	$70,760	$36,574
Capital expenditures	(3,458)	(2,919)
Free cash flow	67,302	33,655
Payments on credit facility	(100,000)	—
Repurchases of common stock	(19,600)	(29,371)
Cash dividends	(12,187)	(9,532)
Contributions to WorkLLama, joint venture	(500)	(4,500)
Net proceeds from the sale of assets	—	23,742
Note receivable issued to WorkLLama, joint venture	(2,000)	—
Other	(30)	(201)
Change in cash and cash equivalents	$(67,015)	$13,793

Adjusted EBITDA
“Adjusted EBITDA”, a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization, stock-based compensation expense, interest expense, fee income from swap termination, net, income tax expense, legal settlement expense, and loss from equity method investment. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows, or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. The measure is not determined in accordance with GAAP and is thus susceptible to varying calculations. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
In addition, although we excluded amortization of stock-based compensation expense because it is a non-cash expense, we expect to continue to incur stock-based compensation in the future and the associated stock issued may result in an increase in our outstanding shares of stock, which may result in the dilution of our shareholder ownership interest. We suggest that you evaluate these items and the potential risks of excluding such items when analyzing our financial position.

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net income	$26,916	$19,181	$21,188
Depreciation and amortization	1,076	1,093	1,192
Gain on sale of corporate headquarters	—	—	(2,051)
Stock-based compensation expense	4,410	4,437	3,532
Interest expense, net	371	608	765
Gain from swap termination	(4,059)	—	—
Income tax expense	9,605	7,130	8,823
SERP termination expense	—	—	1,821
Loss from equity method investment	1,015	825	531
Adjusted EBITDA	$39,334	$33,274	$35,801